Exhibit 5.1
[LLS Letterhead]
June 29, 2007
Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas
Ladies and Gentlemen:
     We have acted as special counsel to Natural Health Trends Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,818,614 shares of common stock, par value $.001 per share (the “Shares”), 1,759,307 of which are issuable upon conversion of the Series A preferred stock, par value $.001 per share, and 2,059,307 of which are issuable upon the exercise of certain warrants (collectively, the “Underlying Common Stock”).
     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion. In our examination, we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.
     In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Based upon the foregoing, we are of the opinion that the Underlying Common Stock has been duly authorized by all necessary corporate action and such Underlying Common Stock, when issued and delivered upon conversion in accordance with the terms of the Series A preferred stock or the exercise of the warrants, as the case may be, will be validly issued, fully paid and nonassessable.
     This opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America, each as presently in effect, and is based upon our review of such laws and the reported judicial decisions interpreting such laws. We do not express any opinion as to the laws of any other jurisdiction and we express no opinion as to the effect of any other laws on the opinions stated herein.
     The opinions expressed are based on the assumptions set forth herein and the laws and regulations currently in effect, and we do not undertake and hereby disclaim any obligation to advise you of any change with respect to any matter set forth herein.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.
Very truly yours,
LOCKE LIDDELL & SAPP LLP
By: /s/ John B. McKnight
John B. McKnight